Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, together with all exhibits and schedules attached hereto or incorporated herein, this “Agreement”) dated December 6, 2019 is made among:

(a)	PG&E Corporation and Pacific Gas and Electric Company, as debtors and debtors in possession (collectively, the “Debtors”);

(b)	the Official Committee of Tort Claimants (the “TCC”) appointed in the Debtors’ Chapter 11 Cases (as defined herein);

(c)
the attorneys and other advisors and agents for holders of Fire Victim Claims (as defined in the Term Sheet) that are signatories to this Agreement (each a “Consenting Fire Claimant Professional”); and

(d)	certain funds and accounts managed or advised by Abrams Capital Management, LP and certain funds and accounts managed or advised by Knighthead Capital Management, LLC (each a “Shareholder Proponent”).

Each of the Debtors, the TCC, the Consenting Fire Claimant Professionals, the Shareholder Proponents, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein collectively as the “Parties” and each individually as a “Party.”  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan (as defined below) or on the plan modifications term sheet attached hereto as Exhibit A (the “Term Sheet”).

RECITALS

WHEREAS, on January 29, 2019, the Debtors commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”);

WHEREAS, on September 9, 2019, the Debtors filed the Debtors’ Joint Chapter 11 Plan of Reorganization;

WHEREAS, on October 17, 2019, the TCC and the Ad Hoc Committee of Senior Unsecured Noteholders of Pacific Gas and Electric Company (the “Ad Hoc Committee”) filed and proposed the Joint Chapter 11 Plan of Reorganization of Official Committee of Tort Claimants and Ad Hoc Committee of Senior Unsecured Noteholders (including any amended or modified version thereof, the “Alternative Plan”);

WHEREAS, on November 4, 2019, the Debtors filed the Debtors’ Joint Chapter 11 Plan of Reorganization dated November 4, 2019 (the “Plan”);

WHEREAS, the Parties have engaged in good faith, arm’s length negotiations on the material terms of certain restructuring transactions with respect to the Debtors’ Chapter 11 Cases and the Debtors have agreed to amend the Plan as provided for in the Term Sheet (the “Amended Plan”) to include the terms and conditions set forth in this Agreement and with the modifications set forth in the Term Sheet, and a related disclosure statement (the “Disclosure Statement”);

WHEREAS, in light of the aforementioned agreement, the TCC will agree to (i) withdraw its participation and support of the Alternative Plan, and (ii) support the Amended Plan as it would be revised not inconsistent with the Term Sheet; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of this Agreement and the Amended Plan as it would be revised not inconsistent with the Term Sheet.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.          Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

(a)         “Agreement Effective Date” means the date on which counterpart signature pages to this Agreement shall have been executed and delivered by (i) the TCC and at least a majority of its members through their counsel, (ii) the Debtors, (iii) the Shareholder Proponents, (iv) Cotchett, Pitre & McCarthy, LLP, (v) Corey, Luzaich, de Ghetaldi & Riddle LLP, (vi) Frantz Law Group, Bridgford, Gleason & Artinian, and McNicholas & McNicholas LLP (vii) Singleton Law Firm, APC, (viii) Skikos, Crawford, Skikos & Joseph LLP, (ix) Walkup, Melodia, Kelly & Schoenberger, and (x) Watts Guerra LLP.

(b)         “Approval Orders” means, collectively, the RSA Approval Order and the Estimation Approval Order.

(c)         “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

(d)        “Consenting Fire Claimants Threshold” means the date on which a sufficient number of Fire Victim Claims vote to accept the Amended Plan such that the class of Fire Victim Claims in the Amended Plan votes to accept the Amended Plan under 11 U.S.C. § 1126(c) as determined by the Bankruptcy Court.

(e)         “Consenting Fire Claimant Professional Group” means the group of thirteen (13) law firms, the membership of which shall be subject to addition upon the vote of a simple majority of the members of such group at the time.  The initial members of the Consenting Fire Claimant Professional Group, to the extent that they become Consenting Fire Claimant  Professionals, are:  (i) The Brandi Law Firm; (ii) Corey, Luzaich, de Ghetaldi & Riddle LLP; (iii) Cotchett, Pitre & McCarthy, LLP (iv) Dreyer Babich Buccola Wood Campora, LLP; (v) Frantz Law Group, Bridgford, Gleason & Artinian, McNicholas & McNicholas, LLP (who for the avoidance of doubt collectively shall have one vote); (vi) Jackson & Parkinson; (vii) Robinson Calcagnie, Inc.; (viii) Singleton Law Firm; (ix) Skikos, Crawford, Skikos & Joseph LLP; (x) Robins Cloud LLP; (xi) Walkup Melodia Kelly & Schoenberger; (xii) the Wildfire Legal Group (consisting of Adler Law Group, APLC, Fox Law APC, and Sieglock Law, A.P.C., who for the avoidance of doubt collectively shall have one vote); and (xiii) Watts Guerra LLP.

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(f)         “Definitive Documents” means the documents (including any related agreements, instruments, schedules, or exhibits) that are necessary or desirable to implement, or otherwise relate to this Agreement, the Amended Plan (including any plan supplements), the Disclosure Statement, any order approving the Disclosure Statement, and any order confirming the Amended Plan, in each case on terms and conditions consistent with the Amended Plan.

(g)         “Effective Date” has the meaning set forth in the Amended Plan.

(h)         “Estimation Approval Motion” means the motion seeking entry of the Estimation Approval Order.

(i)         “Estimation Approval Order” means the order, in form and substance reasonably acceptable to the Parties and subject to and conditioned upon the satisfaction of the Consenting Fire Claimant Threshold, approving settlement of the Estimation Matters, pursuant to Federal Rule of Bankruptcy Procedure 9019 and Section 502(c) of the Bankruptcy Code, which shall provide for the aggregate estimation and aggregate allocation of the Fire Victims Claims in the amount of the Aggregate Fire Victims Consideration for all purposes in these Chapter 11 Cases (including, without limitation, for distribution to the Fire Victims Trust under the Amended Plan).

(j)         “Estimation Matters” means the (i) Debtors’ Motion Pursuant to 11 U.S.C. §§ 105(a) and 502(c) for the Establishment of Wildfire Claims Estimation Procedures (ECF No. 3091), and (ii) Case No. 19-cv-05257-JD pending in the United States District Court for the Northern District of California.

(k)        “Financing Motion” means the Motion of Debtors for Entry of Orders (I) Approving Terms of, and Debtors' Entry into and Performance under, Exit Financing Commitment Letters and (II) Authorizing Incurrence, Payment, and Allowance of Fee and/or Premiums, Indemnities, Costs and Expenses as Administrative Expense Claims (ECF No. 4446) as amended or modified.

(l)         “Interests” has the meaning set forth in the Amended Plan.

(m)       “Requisite Consenting Fire Claimant Professionals” (i) the TCC, acting by vote of simple majority of its members; and (ii) the Consenting Fire Claimant Professional Group, acting by vote of a simple majority of its members.

(n)        “RSA Approval Motion” means a motion seeking approval of this Agreement in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Fire Claimant Professionals, and the Shareholder Proponents.

(o)         “RSA Approval Order” means an order, in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Fire Claimant Professionals, and the Shareholder Proponents, approving this Agreement.

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(p)         “SEC” means the United States Securities and Exchange Commission.

(q)         “Securities Act” means the Securities Act of 1933, as amended.

(r)         “Subro RSA Motion” means the Debtors' Motion Pursuant to 11 U.S.C. sections 363(b) and 105(a) and Fed. R. Bankr. P. 6004 and 9019 for Entry of an Order (I) Authorizing the Debtors to Enter into Restructuring Support Agreement with the Consenting Subrogation Claimholders, (II) Approving the Terms of Settlement with Such Consenting Subrogation Claimholders, Including the Allowed Subrogation Amount, and (III) Granting Related Relief (ECF No. 3992), as amended or modified.

(s)        “Support Period” means the period commencing on the Agreement Effective Date and ending on the earlier of the (i) date on which this Agreement is terminated in accordance with Section 3 hereof and (ii) the Effective Date of the Amended Plan.

2.          Agreement Among the Parties to Implement the Term Sheet.  Subject to the terms and conditions hereof, for the duration of the Support Period, the Parties, as applicable, and each of their respective attorneys, advisors and agents, agree that:

(a)        the Debtors shall (i) file the Amended Plan with the Bankruptcy Court by December 12, 2019, (ii) seek approval by the Bankruptcy Court of procedures to allow distribution of solicitation materials and casting of ballots for holders of Fire Victim Claims by digital means, (iii) on or prior to 7:00 p.m. Pacific time on December 6, 2019, deliver their Amended Plan to the Governor of the State of California (the “Governor”), (iv) provide the Governor and his counsel and advisors on a timely basis with all information necessary to evaluate whether in his judgment the Amended Plan and the restructuring transactions provided therein comply with AB 1054, (v) use commercially reasonable efforts to obtain confirmation of the Amended Plan as soon as reasonably practicable in accordance with the Bankruptcy Code and the Bankruptcy Rules and on terms consistent with this Agreement, and (vi) promptly enter into discussions for the settlement of all the preference cases arising out of the Tubbs fire pending in the Superior Court for the State of California (the “Tubbs Cases”);

(b)        upon entry of the RSA Approval Order, the TCC shall file a notice of withdrawal as a proponent of the Alternative Plan, in form and substance reasonably satisfactory to the Debtors and the Shareholder Proponents, with the Bankruptcy Court, and the Parties shall immediately suspend all pending discovery regarding the Subro RSA Motion and the Financing Motion;

(c)         the Debtors shall file the RSA Approval Motion within three (3) days of Agreement Effective Date and seek entry of the RSA Approval Order;

(d)         upon the filing of the RSA Approval Motion, the Parties agree to (i) seek a 15 day continuance of the Tubbs Cases pursuant to California Code of Civil Procedure § 36.5(f), which shall be made no later than December 10, 2019; and (ii) a stay of the Estimation Matters until such time as the Bankruptcy Court has entered the Estimation Approval Order, or a termination under Section 3 hereof;

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(e)        the Debtors shall file the Estimation Approval Motion within three (3) days of the entry of an order by the Bankruptcy Court approving the Disclosure Statement and the Estimation Approval Motion shall be heard at or before the beginning of the Confirmation Hearing;

(f)         each Party shall support entry of the Approval Orders by the Bankruptcy Court and the United States District Court for the Northern District of California (Case No. 19-cv-05257-JD), as applicable;

(g)        each Consenting Fire Claimant Professional shall use all reasonable efforts to advise and recommend to its existing and future clients’ (who hold Fire Victim Claims) to (i) support and vote to accept the Amended Plan, and (ii) to opt-in to consensual releases under Section 10.9(b) of the Amended Plan;

(h)         upon entry of the RSA Approval Order, the Debtors shall (i) have entered into one or more settlement agreements settling all of the Tubbs Cases (the “Tubbs Settlements”), which shall (A) allow such claims subject to payment solely from the Fire Victims Trust (as defined in the Term Sheet and provided in the Amended Plan), (B) be in form and substance satisfactory to the parties thereto, (C) be confidential and sealed, and (D) not be admissible or introduced into evidence for any purpose in any proceeding, including without limitation the Estimation Matters or in any other case or proceeding in or related to the Chapter 11 Cases; and (ii) have filed a motion with the Bankruptcy Court seeking approval of the Tubbs Settlements on shortened notice;

(i)          the Requisite Consenting Fire Claimant Professionals shall provide the Debtors and the Shareholder Proponents with all terms for the Fire Victim Trust not specified in the Term Sheet no later than January 20, 2020;

(j)        each Party shall use commercially reasonable efforts to support and cooperate with the Debtors to obtain confirmation of the Amended Plan and any regulatory or other approvals necessary for confirmation or effectiveness of the Amended Plan;

(k)        the TCC shall provide the Debtors a letter, in form and substance agreed to by the Debtors, the Requisite Consenting Fire Claimant Professionals and the Shareholder Proponents, from the TCC that the Debtors may distribute to holders of Fire Victim Claims along with the solicitation materials in respect of the Amended Plan in which the TCC advises and recommends holders of Fire Victim Claims to vote to accept the Amended Plan;

(l)          the Requisite Consenting Fire Claimant Professionals shall provide to counsel, who are not Consenting Fire Claimant Professionals, written information to facilitate the holders of Fire Victim Claims not represented by a Consenting Fire Claimant Professional and their counsel making a meaningful and informed participation and voting decision on the Amended Plan, and each holder of a Fire Victim Claim shall have the right to make his or her own decision regarding voting on the Amended Plan after receiving the advice of his or her individual counsel;

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(m)       each Shareholder Proponent (i) shall, subject to the receipt of the Disclosure Statement and other solicitation materials in respect of the Amended Plan, vote or cause to be voted all of its Interests to accept the Amended Plan; and (ii) shall not change or withdraw (or cause to be changed or withdrawn) any vote cast to accept the Amended Plan;

(n)         each Party shall oppose efforts and procedures to (i) solicit acceptances by any creditors of, and (ii) seek confirmation, consummation or implementation of the Alternative Plan;

(o)         each Party shall not:

i.          object to, delay, impede, or take any other action to interfere with acceptance, confirmation, or implementation of the Amended Plan, including, without limitation, support any request to terminate the Debtors’ exclusive periods to file or solicit a plan of reorganization;

ii.          directly or indirectly solicit approval or acceptance of, encourage, propose, file, support, participate in the formulation of or vote for, any restructuring, sale of assets, merger, workout, or plan of reorganization for the Debtors other than the Amended Plan, including, without limitation, the Alternative Plan or any other plan of reorganization proposed by the Ad Hoc Committee;

iii.          otherwise take any action that would interfere with, delay, impede, or postpone (i) the solicitation of acceptances, consummation, or implementation of the Amended Plan, or (ii) the entry or effectiveness of the Approval Orders (other than as a result of the failure of the Consenting Fire Claimant Threshold to occur); or

iv.          challenge the Governor’s exercise of his judgment of whether the Amended Plan and the restructuring transactions provided therein comply with AB1054 in any pleading or hearing on the RSA Approval Motion with the Bankruptcy Court.

3.          Termination.

(a)         Automatic Termination.  This Agreement will terminate automatically if:

                                          i.          the Consenting Fire Claimants Threshold is not satisfied by the later to occur of (A) the voting deadline for the Amended Plan and (B) June 30, 2020;

                                        ii.          any of the following occur: (A) the RSA Approval Motion is not filed in the Bankruptcy Court within three (3) days of the Agreement Effective Date, (B) the RSA Approval Order is not entered by December 20, 2019; (C) the Disclosure Statement is not approved by March 30, 2020 and the Estimation Approval Motion is not filed by March 30, 2020, (D) the Amended Plan is not confirmed by June 30, 2020, or (E) the Effective Date of the Amended Plan does not occur prior to August 29, 2020; provided, the deadlines set forth in items (A) through (E) of the foregoing may be extended by mutual written consent of the Debtors, the Shareholder Proponents, Requisite Consenting Fire Claimant Professionals, and the TCC;

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iii.       the Governor advises the Debtors, on or before December 13, 2019, in writing that (A) the Amended Plan and the restructuring transactions provided therein do not in his sole judgment comply with AB1054 and (B) describes with particularity how the Amended Plan and the restructuring transactions provided therein do not comply with AB1054; provided, that such termination shall not occur if the Debtors have modified the Amended Plan in a manner acceptable to the Governor in his sole discretion by a date that is the earlier of (Y) the commencement of the hearing on the RSA Approval Motion or (Z) December 17, 2019;

iv.        the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, an order of the Bankruptcy Court or the California Public Utilities Commission, which has not been stayed), of any statute, regulation, ruling or order declaring the Amended Plan or any material portion thereof (in each case, to the extent it relates to the terms hereof) to be unenforceable or enjoining or otherwise restricting the consummation of any material portion of the Amended Plan, and such ruling, judgment, or order has not been stayed, reversed, or vacated, within fourteen (14) calendar days after issuance;

v.          a trustee under section 1104 of the Bankruptcy Code or an examiner with expanded powers shall have been appointed in the Chapter 11 Cases; or

vi.         an order for relief under chapter 7 of the Bankruptcy Code shall have been entered in the Chapter 11 Cases, or the Chapter 11 Cases shall have been dismissed, in each case by order of the Bankruptcy Court.

(b)        TCC/Requisite Consenting Fire Claimant Professional Termination Events.  The TCC or the Requisite Consenting Fire Claimant Professionals may terminate this Agreement, in each case, upon delivery of written notice to the Debtors and the Shareholder Proponents at any time after the occurrence of or during the continuation of any of the following events (each, a “Creditor Termination Event”):

i.            the breach by the Debtors or the Shareholder Proponents of any of their obligations, representations, warranties, or covenants set forth in this Agreement;

ii.         the Debtors and the Shareholder Proponents at any time either (A) fail to prosecute the Amended Plan and seek entry of the Confirmation Order that contain the terms set forth in the Term Sheet, and are otherwise consistent with the terms hereof, or (B) propose, pursue or support a Plan or Confirmation Order inconsistent with the terms set forth in the Term Sheet or the Amended Plan;

iii.         the Amended Plan is, or is modified to be, inconsistent with the Term Sheet or this Agreement; or

iv.         on or before the hearing on the RSA Approval Motion, if Section 4.19(f)(ii) of the Amended Plan (and any related provisions) has not been modified to the satisfaction of the TCC and the Requisite Consenting Fire Claimant Professionals.

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Notwithstanding the foregoing, the Debtors and the Shareholder Proponents shall have ten (10) days from the receipt of any such written notice of termination from the TCC or the Requisite Consenting Fire Claimant Professionals specifying the purported default or Creditor Termination Event to cure any purported default or Creditor Termination Event under this section and no termination of this Agreement shall be effective unless and until the expiration of such ten (10) day period without such purported default or Creditor Termination Event being waived or cured.

(c)          Debtors/Shareholder Proponent Termination. The Debtors or either Shareholder Proponent may terminate this Agreement upon delivery of written notice to the TCC at any time after the occurrence of or during the continuation of any of the following events (each, a “Proponent Termination Event”):

i.          the breach by either the TCC or Consenting Fire Claimant Professionals that represent, in the aggregate, more than 8,000 holders of Fire Victim Claims of any of their obligations, representations, warranties, or covenants set forth in this Agreement; or

ii.         the TCC takes any action inconsistent with its obligations under this Agreement or fails to take any action required under this Agreement, in either case in reliance on the provisions of Section 19 of this Agreement.

Notwithstanding the foregoing, the TCC and the Consenting Fire Claimant Professionals shall have ten (10) days from the receipt of any such written notice of termination from the Debtors or the Shareholder Proponents specifying the purported default or Proponent Termination Event to cure any purported default or Proponent Termination Event under this section and no termination of this Agreement shall be effective unless and until the expiration of such ten (10) day period without such purported default or Proponent Termination Event being waived or cured.

(d)          Termination Generally.

i.          No Party may terminate this Agreement based on an event caused by such Party’s own failure to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions).

ii.          Upon termination of this Agreement in accordance with this Section 3, (A) all Parties shall be released from any prospective commitments, undertakings, and agreements under or related to this Agreement other than obligations under this Agreement that by their terms expressly survive termination; (B) the Estimation Matters shall immediately recommence; and (C) all litigation regarding the Tubbs fire, including a determination of whether or not the Utility caused the Tubbs fire, shall be determined by the United States District Court for the Northern District of California without any reference to any state court proceeding.

iii.         Upon termination of this Agreement pursuant to Sections 3, all prior agreements among the Parties shall become null and void, the Parties will be excused from any future performance, and the Approval Orders shall be immediately and automatically vacated and be of no further force and effect, other than to the extent that the RSA Approval Order approves this Agreement, and shall not be admissible as evidence in any case or proceeding for any purpose.

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iv.          Notwithstanding anything to the contrary herein, if the TCC terminates this Agreement in reliance of the provisions of Section 19 herein, such termination shall only terminate the TCC as a party to this Agreement and shall not terminate this Agreement for any other Party.

4.          Definitive Documents; Good Faith Cooperation; Further Assurances.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the pursuit, approval, implementation, and consummation of the transactions contemplated by this Agreement and the Amended Plan as well as the negotiation, drafting, execution, and delivery of the Definitive Documents.  Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

5.          Mutual Representations and Warranties.

Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party first became or becomes a Party) but, solely with respect to the Debtors and the TCC, subject to any limitations or approvals arising from, or required by, the commencement of the Chapter 11 Cases:

(a)          it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)          except as expressly provided in this Agreement or as may be required for disclosure by the SEC, no material consent or approval of, or any registration or filing with, any governmental authority or regulatory body is required for it to carry out and perform its obligations under this Agreement and the Amended Plan;

(c)          except as expressly provided in this Agreement, it has all requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement and the Amended Plan;

(d)          the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(e)          it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

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(f)          the execution, delivery, and performance by such Party of this Agreement does not and will not (i) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (ii) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (iii) violate any order, writ, injunction, decree, statute, rule, or regulation.

6.         Cooperation.  Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, and implementation of the Amended Plan.  The Debtors shall use commercially reasonable efforts to provide counsel for the TCC, the Consenting Fire Claimant Professionals, and the Shareholder Proponents drafts of all motions, applications, and other substantive pleadings (including the Amended Plan and/or Disclosure Statement, and any amendments thereto) the Debtors intend to file with the Bankruptcy Court to implement the Amended Plan (or that could reasonably be expected to affect implementation of the modifications in the Term Sheet) at least three (3) calendar days before the date when the Debtors intend to file such pleading, unless such advance notice is impossible or impracticable under the circumstances, in which case the Debtors shall use commercially reasonable efforts to notify telephonically or by electronic mail counsel to the TCC, the Consenting Fire Claimant Professionals, and the Shareholder Proponents to advise them as such and, in any event, shall provide such drafts as soon as reasonably practicable.

7.         Amendments.  Except as otherwise expressly set forth herein, this Agreement (including any exhibits or schedules hereto and thereto) may not be waived, modified, amended, or supplemented except in a writing signed by the Debtors, the Shareholder Proponents, and the Requisite Consenting Fire Claimant Professionals, provided, that any waiver, change, modification, or amendment to this Agreement or the Amended Plan that adversely affects the economic recoveries or treatment of the holders of Fire Victim Claims compared to the economic recoveries or treatment set forth in the Term Sheet attached hereto may not be made without the written consent of the Consenting Fire Claimant Professional representing such holder.  In the event that a waiver, change, modification, or amendment to this Agreement materially adversely affects a client of a Consenting Fire Claimant Professional and that Consenting Fire Claimant Professional does not consent (“Non-Consenting Claimant Professional”), and such waiver, change, modification, or amendment receives the consent of the Requisite Consenting Fire Claimant Professionals, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Claimant Professional, and this Agreement shall continue in full force and effect in respect to the TCC and all other Consenting Fire Claimant Professionals.  Notwithstanding the foregoing, the Debtors may amend, modify, or supplement the Amended Plan from time to time without the consent of the TCC or any Consenting Fire Claimant Professional to cure any ambiguity, defect (including any technical defect), or inconsistency, provided, that any such amendments, modifications, or supplements do not materially adversely affect the rights, interests, or treatment of the TCC or Consenting Fire Claimant Professional under the Amended Plan.

8.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of California and applicable federal law, without regard to any conflict of law provisions that would require the application of the law of any other jurisdiction.

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(b)        Each Party irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in the Bankruptcy Court and each Party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, Courts of the State of California and of the United States District Court for the Northern District of California, and any appellate court from any thereof, for itself and with respect to its property, generally and unconditionally.  Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Bankruptcy Court as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

(c)         EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT, INCLUDING THIS SECTION 8(c), SHALL AFFECT ANY CONSENTING FIRE CLAIMANT’S RIGHT TO A JURY TRIAL WITH RESPECT TO ITS APPLICABLE FIRE VICTIM CLAIM.

9.          Specific Performance/Remedies.  The Parties understand and agree that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy.  Each Party hereby waives any requirement for the security or posting of any bond in connection with such remedies.

10.         Survival.  Notwithstanding the termination of this Agreement pursuant to Section 3, Sections 2(h) and 3(d)(ii) and (iv) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

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11.          Headings.  The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

12.          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives, provided that nothing contained in this Section 12 shall be deemed to permit sales, assignments, or transfers of Claims subject to transfer restrictions under this Agreement.

13.          Several, Not Joint, Obligations.  The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.          Relationship Among Parties.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.  No Party shall have any responsibility for any trading by any other entity by virtue of this Agreement.  No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement.  The Parties, other than the Shareholder Proponents, have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Act, as amended.

15.          Prior Negotiations; Entire Agreement.  This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof.

16.          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

17.          Notices.  All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers:

(a)	If to the Debtors, to:

PG&E Corporation
77 Beale Street
San Francisco, CA 94105
Attention: Janet Loduca

With a copy to:

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Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Stephen Karotkin, Jessica Liou, and Matthew Goren
(stephen.karotkin@weil.com, jessica.liou@weil.com, matthew.goren@weil.com)

- and -

Cravath, Swaine & Moore LLP
825 8th Avenue
New York, NY 10019
Attention: Kevin Orsini and Paul Zumbro
(korsini@cravath.com, pzumbro@cravath.com)

(b)	If to the Shareholder Proponents, to:

Jones Day
555 South Flower Street
Fiftieth Floor
Los Angeles, CA 90071
Attention:  Bruce Bennett and Joshua Mester
(bbennett@jonesday.com, jmester@jonesday.com)

(c)	If to the TCC, to:

Attention:    Karen Lockhart
c/o Steve Campora, Esq.
Dreyer Babich Buccola Wood Campora LLP
E-mail:        scampora@dbbwc.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
160 Battery Street, Suite 100
San Francisco, CA 94111
Attention:     Robert Julian and Cecily A. Dumas,
(rjulian@bakerlaw.com; cdumas@bakerlaw)

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- and -

(d)	If to a Consenting Fire Claimant, to the address listed on the signature page for the applicable Consenting Fire Claimant Professional.

Any notice given by delivery, mail, or courier shall be effective when received.  Any notice given by facsimile or electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

18.          Settlement and Mediation Discussions.  This Agreement and all statements and information contained herein (a) are settlement communications made in a court ordered mediation, (b) are made without prejudice to any party’s legal position, (c) are subject to Federal Rule of Evidence 408, the mediation privileges, and any applicable bankruptcy or state law covering the same subject matter, (d) shall not constitute an admission of liability by any person or entity, and (e) are not discoverable or admissible for any purpose in any legal or administrative proceeding whatsoever.

19.          Fiduciary Duty.  Notwithstanding anything in this Agreement to the contrary, and solely with respect to the TCC, nothing in this Agreement, the Term Sheet or the Amended Plan shall require the TCC to take or refrain from taking any action that it determines in good faith would be inconsistent with its fiduciary duties under applicable law.  Notwithstanding the foregoing, the TCC acknowledges that its entry into this Agreement is consistent with its fiduciary duties.

20.          Good-Faith Cooperation; Further Assurances.  Subject to the terms and conditions hereof, the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Party to carry out the purposes and intent of this Agreement.

21.          No Solicitation; Adequate Information.  This Agreement is not and shall not be deemed to be a solicitation for consents to the Amended Plan.  The votes of the holders of Claims against the Debtors will not be solicited until such holders who are entitled to vote on the Amended Plan have received the Amended Plan, the Disclosure Statement and related ballots, and other required solicitation materials.  In addition, this Agreement does not constitute an offer to issue or sell securities to any person or entity, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

22.          Publicity.  The Debtors shall use commercially reasonable efforts to submit drafts to Baker & Hostetler LLP, counsel to the TCC, the Consenting Fire Claimant Professionals, and to Jones Day, counsel to the Shareholder Proponents, any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement before making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

23.          Severability.  If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Further, it is the intention of the parties that nothing in this Agreement shall obligate any party to make a filing with the Securities and Exchange Commission pursuant to Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended.  Upon any such determination of invalidity or a requirement to file, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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24.          Additional Consenting Fire Claimants Professionals. Counsel for holders of a Fire Victim Claim may at any time become a party to this Agreement as a Consenting Fire Claimant Professional by executing a Joinder Agreement in the form attached hereto as Exhibit B, pursuant to which such Joining Party represents and warrants to the Debtors, the TCC, and the Shareholder Proponents that it agrees to be bound by the terms of this Agreement as a Consenting Fire Claimant Professional hereunder.

25.          Interpretation; Rules of Construction; Representation by Counsel. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section, Exhibit, or Schedule, respectively, of or attached to this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.”  The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

26.          Effectiveness.  Except as set forth in the immediately succeeding sentence, this Agreement shall be effective and binding on all Parties upon the Agreement Effective Date.  Upon the Agreement Effective Date and until the earlier of entry of the Approval Orders, the Debtors, the Shareholder Proponents, Consenting Fire Claimant Professionals, and the TCC shall proceed in good faith during the Support Period to seek Bankruptcy Court approval of this Agreement and the Parties shall not, directly or indirectly, propose, file, support, solicit, encourage or participate in any chapter 11 plan or settlement of Fire Victim Claims other than as set forth herein.

[Signature pages follow.]

15

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacities as officers of the undersigned and not in any other capacity, as of the date first set forth above.

DEBTORS

PG&E CORPORATION

By:	/s/ Janet C. Loduca
	Name:	Janet C. Loduca
	Title:	Senior Vice President, General Counsel

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ Janet C. Loduca
	Name:	Janet C. Loduca
	Title:	Senior Vice President, General Counsel

TCC

By:	/s/ Cecily A. Dumas

Name:	Cecily A. Dumas

Firm:	Baker & Hostetler LLP
Attorneys for TCC

TCC Member

Michael Carlson

By:	/s/ Brendan M. Kunkle

Name:	Brendan M. Kunkle

Firm:	Abbey, Weitzenberg, Warren & Emery
Attorneys for TCC Member

TCC Member

Karen Lockhart

By:	/s/ Steven M. Campora

Name:	Steven M. Campora

Firm:	Dreyer, Babich, Buccola, Wood, Campora LLP
Attorneys for TCC Member

TCC Member

Samuel Maxwell

By:	/s/ W. Gordon Kaupp

Name:	W. Gordon Kaupp

Firm:	Kaupp & Feinberg, LLP
Attorneys for TCC Member

TCC Member

Susan Slocum

By:	/s/ Mary E. Alexander

Name:	Mary E. Alexander

Firm:	Mary Alexander & Associates, P.C.
Attorneys for TCC Member

TCC Member

Kirt Trostle

By:	/s/ Tom Tosdal

Name:	Tom Tosdal

Firm:	Tosdal Law Firm
Attorneys for TCC Member

TCC Member

Tommy Wehe

By:	/s/ Steven J. Skikos

Name:	Steven J. Skikos

Firm:	Skikos, Crawford, Skikos & Joseph, LLP
Attorneys for TCC Member

TCC Member

Gregory Wilson

By:	/s/ Frank M. Pitre

Name:	Frank M. Pitre

Firm:	Cotchett, Pitre & McCarthy, LLP
Attorneys for TCC Member

CONSENTING FIRE CLAIMANT PROFESSIONAL

By:	/s/ Brendan M. Kunkle

Name:	Brendan M. Kunkle

Firm:	Abbey, Weitzenberg, Warren & Emery
Attorneys for Holders of Fire Victim Claims

CONSENTING FIRE CLAIMANT PROFESSIONAL

ADLER LAW GROUP, APLC

By:	/s/ Elliot Adler
	Name:	Elliot Adler
Attorney for Holders of Fire Victim Claims

CONSENTING FIRE CLAIMANT PROFESSIONAL

FRANTZ LAW GROUP, APLC

By:	/s/ James P. Frantz
	Name:	James P. Frantz
Attorney for Holders of Fire Victim Claims

BRIDGFORD GLEASON & ARTINIAN

By:	/s/ Richard Bridgford
	Name:	Richard Bridgford
Attorney for Holders of Fire Victim Claims

MCNICHOLAS & MCNICHOLAS

By:	/s/ Patrick McNicholas
	Name:	Patrick McNicholas
Attorney for Holders of Fire Victim Claims

CONSENTING FIRE CLAIMANT PROFESSIONAL

By:	/s/ Steven M. Campora

Name:	Steven M. Campora

Firm:	Dreyer, Babich, Buccola, Wood, Campora LLP
Attorneys for Holders of Fire Victim Claims

CONSENTING FIRE CLAIMANT PROFESSIONAL

COREY, LUZAICH, DE GHETALDI & RIDDLE LLP

By:	/s/ Dario de Ghetaldi
	Name:	Dario de Ghetaldi
Amanda L. Riddle
Attorneys for Holders of Fire Victim Claims

DANKO MEREDITH, TRIAL LAWYERS

By:	/s/ Michael S. Danko
	Name:	Michael S. Danko Kristine K. Meredith
Attorneys for Holders of Fire Victim Claims

GIBBS LAW GROUP LLP

By:	/s/ Eric Gibbs
	Name:	Eric Gibbs Dylan Hughes
Attorneys for Holders of Fire Victim Claims

CONSENTING FIRE CLAIMANT PROFESSIONAL

COTCHETT, PITRE & MCCARTHY, LLP

By:	/s/ Frank M. Pitre
	Name:	Frank M. Pitre
Attorney for Holders of Fire Victim Claims

CONSENTING FIRE CLAIMANT PROFESSIONAL

By:	/s/ Gerald Singleton
	Name: Firm:	Gerald Singleton Singleton Law Firm, APC
Attorneys for Fire Victim Claimants

CONSENTING FIRE CLAIMANT PROFESSIONAL

By:	/s/ Steven J. Skikos

Name:	Steven J. Skikos

Firm:	Skikos, Crawford, Skikos & Joseph, LLP
Attorneys for Holders of Fire Victim Claims

CONSENTING FIRE CLAIMANT PROFESSIONAL

By:	/s/ Tom Tosdal

Name:	Tom Tosdal

Firm:	Tosdal Law Firm
Attorneys for Holders of Fire Victim Claims

CONSENTING FIRE CLAIMANT PROFESSIONAL

WALKUP, MELODIA, KELLY & SCHOENBERGER

By:	/s/ Khaldoun A. Baghdadi
	Name:	Khaldoun A. Baghdadi Michael A. Kelly
Attorneys for Holders of Fire Victim Claims

CONSENTING FIRE CLAIMANT PROFESSIONAL

By:	/s/ Mikal Watts

Name:	Mikal Watts

Firm:	Watts Guerra LLP

SHAREHOLDER PROPONENT

By:	Abrams Capital Management, L.P. on behalf of certain funds and accounts it manages or advises

By: Abrams Capital Management, LLC, its General Partner

Signature:	/s/ David Abrams
	Name:	David Abrams
	Title:	Managing Member

SHAREHOLDER PROPONENT

By:	Knighthead Capital Management, LLC on behalf of certain funds and accounts it manages or advises

Signature:	/s/ Thomas A. Wagner
	Name:	Thomas A. Wagner

EXHIBIT A

TERM SHEET

PG&E Corporation and Pacific Gas and Electric Company

Summary of Terms Relevant to Treatment of Non-Subrogation Wildfire Claims
December 6, 2019

The following are the terms regarding the treatment of pre-petition non-subrogation wildfire claims asserted against PG&E Corporation (“HoldCo”) and Pacific Gas and Electric Company (the “Utility” and collectively with HoldCo, the “Debtors”), to be incorporated into the joint plan of reorganization filed by the Debtors on November 4, 2019 in the Debtors’ reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”) pursuant to the Restructuring Support Agreement among the Debtors, the TCC, the Consenting Fire Claimant Professionals, and the Shareholder Proponents dated as of December 6, 2019 (the “RSA”).

This term sheet does not constitute (nor shall it be construed as) an offer with respect to any securities or a solicitation of acceptances or rejections for any plan of reorganization, it being understood that any such offer or solicitation shall be made only in compliance with section 1145 of the bankruptcy code and other applicable rules and laws.

* * *

1

Article I - Definitions
Aggregate Fire Victim Consideration means the aggregate consideration used to fund the Fire Victim Trust of (a) $5.4[1] billion in cash contributed on the Effective Date, (b) $1.35 billion in cash payable through (i) $650 million paid in cash on January 15, 2021 pursuant to a Tax Benefit Payment Agreement, and (ii) $700 million paid in cash on January 15, 2022 pursuant to a Tax Benefits Payment Agreement; (c) $6.75 billion in New HoldCo Common Stock (at Fire Victim Equity Value), which shall not be less than 20.9% of the New HoldCo Common Stock assuming the Utility’s allowed return on equity as of the date of this Term Sheet; (d) the assignment by the Debtors and Reorganized Debtors to the Fire Victim Trust of the Assigned Rights and Causes of Action; and (e) assignment of rights under the 2015 and 2016 insurance policies to resolve any claims related to Fires in those policy years.  The Aggregate Fire Victim Consideration shall not include any amounts for the Public Entity Settlement which shall be satisfied from other plan financing sources but not the Aggregate Fire Victim Consideration.

Assigned Rights and Causes of Action means any and all rights, claims, causes of action, and defenses related thereto relating directly or indirectly to any of the Fires that the Debtors may have against vendors, suppliers, third party contractors and consultants (including those who provided services regarding the Debtors’ electrical system, system equipment, inspection and maintenance of the system, and vegetation management), former directors and officers of the Debtors solely to the extent of any directors and officers Side B insurance coverage, and others as mutually agreed upon by the Plan Proponents and identified in the Schedule of Assigned Rights and Causes of Action.

Fires means the fires that occurred in Northern California, listed on Exhibit A annexed hereto.

Fire Claim means any Claim against the Debtors in any way arising out of the Fires, including, but not limited to, any Claim resulting from the Fires for (a) general and/or specific damages, including any Claim for personal injury, wrongful death, emotional distress and similar claims, pavement fatigue, damage to culverts, ecosystem service losses, municipal budget adjustments/reallocation, lost revenue and tax impacts, local share of reimbursed fire clean-up costs, future estimated infrastructure costs, water service losses, lost landfill capacity, costs related to

1 The term sheet assumes that the $1.01 billion Public Entity Settlement is paid for separately.

2

unmet housing (e.g., housing market impact due to the Fires and adjustments for increased homeless population), and/or hazard mitigation costs (including, watershed restoration and hazardous tree removal expenses); (b) damages for repair, depreciation and/or replacement of damaged, destroyed, and/or lost personal and/or real property; (c) damages for loss of the use, benefit, goodwill, and enjoyment of real and/or personal property; (d) damages for loss of wages, earning capacity and/or business profits and/or any related displacement expenses; (e) economic losses; (f) damages for wrongful injuries to timber, trees, or underwood under California Civil Code § 3346; (g) damages for injuries to trees under California Code of Civil Procedure § 733; (h) punitive and exemplary damages under California Civil Code §§ 733 and 3294, California Public Utilities Code § 2106, or otherwise, (i) restitution; (j) fines or penalties; (k) any and all costs of suit, including all attorneys’ fees and expenses, expert fees, and related costs, including all attorneys and other fees under any theory of inverse condemnation; (l) for prejudgment and/or postpetition interest; (m) other litigation costs stemming from the Fires; and (n) declaratory and/or injunctive relief. For avoidance of doubt and without prejudice to the Debtors’ right to object to any such Claim, “Fire Claim” shall not include any (y) Claim for substantial contribution under section 503(b) of the Bankruptcy Code, or (z) any Subordinated Debt Claim and HoldCo Common Interest. The Fire Claims shall not include claims arising from the Kincade Fire or any fire other than the fires included on Exhibit A (including, without limitation, any postpetition fire).

Fire Victim Claim means any Fire Claim that is not a Public Entities Wildfire Claim or a Subrogation Wildfire Claim.

Fire Victim Equity Value means 14.9 multiplied by the Normalized Estimated Net Income as of the date to be agreed upon.

Fire Victim Trust means one or more trusts established on the Effective Date to administer, process, settle, resolve, satisfy, and pay Fire Victim Claims.

HoldCo Fire Victim Claim means any Fire Victim Claim against HoldCo.

Normalized Estimated Net Income shall mean, in each case with respect to the estimated year 2021, (a) on a component by-component basis (e.g., distribution, generation, gas transmission and storage, and electrical transmission), the sum of (i) the

3

Utility's estimated earning rate base for such component, times (ii) the equity percentage of the Utility's authorized capital structure, times (iii) the Utility's authorized rate of return on equity for such component, less (b) the projected post-tax difference in interest expense or preferred dividends for the entire company and the authorized interest expense or preferred dividends expected to be collected in rates based on the capital structure in the approved Plan, if any, less (c) the amount of the Utility’s post-tax annual contribution to the Go-Forward Wildfire Fund.

Plan Proponents means the Debtors, certain funds and accounts managed or advised by Abrams Capital Management, LP, and certain funds and accounts managed or advised by Knighthead Capital Management, LLC.

Requisite Consenting Fire Claimant Professionals has the meaning set forth in the RSA.

Tax Benefits mean the difference between the income taxes actually paid by the Reorganized Utility and the income taxes that the Reorganized Utility would have paid to the taxing authorities for such taxable year absent the net operating losses of the Utility and any deductions arising from the payment of Fire Victim Claims and Subrogation Claims.

Tax Benefits Payment Agreement means an agreement between the Reorganized Utility and the Fire Victim Trust pursuant to which the Reorganized Utility agrees (a) to pay to the Fire Victim Trust an amount of cash equal to (i) up to $650 million of Tax Benefits for fiscal year 2020 to be paid on January 15, 2021 (the “First Payment Date”); and (ii) up to $700 million of Tax Benefits for fiscal year 2021 to be paid on or before January 15, 2022 (the “Final Payment Date”) plus the amount of any shortfall of the payments owed on the First Payment Date and the Final Payment Date so that on the Final Payment Date, the Fire Victim Trust shall have received payments under the Tax Benefits Payment Agreement in an aggregate cash amount of $1.350 billion from Tax Benefits or draws upon letters of credit under the terms of this definition or otherwise; (b) in the event that Tax Benefits in fiscal year 2020 exceed $650 million, the Reorganized Utility shall use such excess Tax Benefits to prepay, on or before the First Payment Date the amount of Tax Benefits to be paid for fiscal year 2021; (c) in the event that payments from the Tax Benefits Payment Agreement received on or before the First Payment Date are less than $650 million for any reason (a “First Payment Shortfall”), the Reorganized Utility shall deliver to the Fire Victim Trust an unconditional, standby letter of credit, payable at

4

sight (with no approval or confirmation from the Reorganized Utility or other drawing conditions) and otherwise in form and substance satisfactory to the Fire Victim Trustee, naming the Fire Victim Trust as beneficiary the (“LOC”), from an institution acceptable to the Fire Victim Trust within fifteen (15) business days of the First Payment Date (the “LOC Issuance Date”) in an amount to cover such First Payment Shortfall, which may be presented to the issuing bank for payment to the Fire Victim Trust on February 9, 2022 to the extent that any amounts remain owing to the Fire Victim Trust under the Tax Benefits Payment Agreement on that date; (d) if the Reorganized Utility has not delivered such letter of credit within ten (10) days of the LOC Issuance Date, then the Fire Victim Trust shall have the right to file a stipulated judgment against the Reorganized Utility in the amount of the First Payment Shortfall based on a declaration by the Fire Victim Trustee of the Reorganized Utility’s failure to comply with this requirement of the Tax Benefits Payment Agreement; (e) in the event that payments from the Tax Benefit Payment Agreement and LOC received on or before the Final Payment Date are less than $1.350 billion for any reason (a “Final Payment Shortfall”) then on February 9, 2022, the Fire Victim Trust shall have the right to file a stipulated judgment against the Reorganized Utility in the amount of the Final Payment Shortfall based on a declaration by the Fire Victim Trustee of the Reorganized Utility’s failure to comply with this requirement of the Tax Benefits Payment Agreement; (f) in the event there is a change of control as defined within the meaning of Section of 382 of the Internal Revenue Code after and other than as a result of the occurrence of the Effective Date, if any, all such payments provided for in (a)(i) and (ii) shall become automatically due and payable within fifteen days of such change in control (and the letter of credit, if issued, may be drawn); and (g) in the event that the Reorganized Utility obtains financing that monetizes or is otherwise secured by the Tax Benefits, the Reorganized Utility shall use the first $1.350 billion in proceeds of such financing to make all payments in (a)(i) and (ii) above to the Fire Victim Trust on January 15, 2021.

Utility Fire Victim Claim means any Fire Victim Claim against the Utility.

Article III – Classification of Claims and Interests	Class 8A – HoldCo Fire Victim Claims

(a) Treatment: On the Effective Date, all HoldCo Fire Victim Claims shall be deemed satisfied, settled, released and discharged through the treatment provided to Utility Fire Victim Claims.

5

Pursuant to the Channeling Injunction, each holder of a HoldCo Fire Victim Claim shall have its Claim permanently channeled to the Fire Victim Trust, and such Claim shall be asserted exclusively against the Fire Victim Trust in accordance with its terms, with no recourse to the Debtors, the Reorganized Debtors, or their respective assets and properties.

(b) Impairment and Voting: The HoldCo Fire Victim Claims are Impaired, and holders of HoldCo Fire Victim Claims are entitled to vote to accept or reject the Plan.

Class 11B – Utility Fire Victim Claims

(a)          Treatment:  In accordance with the requirements of section 3292 of the Wildfire Legislation (A.B. 1054), on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall establish and fund the Fire Victim Trust with the Aggregate Fire Victim Consideration.  Utility Fire Victim Claims shall be satisfied solely from the Fire Victim Trust.

(b)          Funding of the Fire Victim Trust as provided above shall be in full and final satisfaction, release, and discharge of all Utility Fire Victim Claims.  Each holder of a Utility Fire Victim Claim shall receive payment as determined in accordance with the Fire Victim Claims Resolution Procedures.

(c)          On the Effective Date, the Debtors’ liability for all Utility Fire Victim Claims shall be fully assumed by, and be the sole responsibility of the Fire Victim Trust, and all such Claims shall be satisfied solely from the assets of the Fire Victim Trust.  Pursuant to the Channeling Injunction, each holder of a Utility Fire Victim Claim shall have its Claim permanently channeled to the Fire Victim Trust, and such Claim shall be asserted exclusively against the Fire Victim Trust in accordance with its terms, with no recourse to the Debtors, the Reorganized Debtors, or their respective assets and properties.

(d) Impairment and Voting: The Utility Fire Victim Claims are Impaired, and holders of Utility Fire Victim Claims are entitled to vote to accept or reject the Plan.

Execution of the Plan	6.6 The Fire Victim Trust

(a) On or before the Effective Date, the Fire Victim Trust shall be established. In accordance with the Plan, the Confirmation Order, the Fire Victim Trust Agreement and the Fire Victim

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Claims Resolution Procedures, the Fire Victim Trust shall administer, process, settle, resolve, liquidate, satisfy, and pay all Fire Victim Claims.  All Fire Victim Claims shall be channeled to the Fire Victim Trust and shall be subject to the Channeling Injunction.  The Fire Victim Trust shall be funded with the Aggregate Fire Victim Consideration.  The Fire Victim Trust Agreement shall provide that the Fire Victim Trust shall receive a credit against any Fire Victim Claim for the amount that any holder of such Fire Victim Claim, its predecessor, successor, or assignee received or shall receive from any insurance company under and pursuant to the terms and coverage provisions of any insurance policy for losses resulting from a Fire and that any funds received by any holder of Fire Victim Claim, net of attorney’s fees, shall satisfy, to the extent applicable, any amounts of restitution the Debtors or Reorganized Debtors might be subject to under Cal. Penal Code § 1202.4.

(b)          Each trust comprising the Fire Victim Trust is intended to be treated, and shall be reported, as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes, to the extent applicable; provided, however, that the Reorganized Debtors may elect to treat any trust comprising the Fire Victim Trust as a “grantor trust” for U.S. federal income tax purposes, in which case each such trust shall be treated consistently for state and local tax purposes, to the extent applicable.  The Fire Victim Trustee and all holders of Fire Victim Claims shall report consistently with the foregoing.  The Fire Victim Trustee shall be the “administrator,” within the meaning of Treasury Regulations Section 1.468B-2(k)(3), of the Fire Victim Trust and, in such capacity, the Fire Victim Trustee shall be responsible for filing all tax returns of the Fire Victim Trust and, out of the assets of the Fire Victim Trust, the payment of any taxes due with respect to trust assets or otherwise imposed on the Fire Victim Trust (including any tax liability arising in connection with the distribution of trust assets), shall be permitted to sell any assets of the Fire Victim Trust to the extent necessary to satisfy such tax liability (including any tax liability arising in connection with such sale).

Fire Victim Trustee

(a)          Powers and Duties of Trustee.  The powers and duties of the Fire Victim Trustee shall include, but shall not be limited to, those responsibilities vested in the Fire Victim Trustee pursuant to the terms of the Fire Victim Trust Agreement, or as may be otherwise necessary and proper to (i) make distributions to holders

7

of Fire Victim Claims in accordance with the terms of the Plan and the Fire Victim Trust Agreement and (ii) carry out the provisions of the Plan relating to the Fire Victim Trust and the Fire Victim Claims.  The Fire Victim Trustee shall maintain good and sufficient books and records relating to each Fire Victim Claim, including the identity of the owner of each Fire Victim Claim and the amount and date of all Distributions made on account of each such Fire Victim Claim.

(b)          The Fire Victim Trustee shall cooperate fully with the Reorganized Debtors in connection with the preparation and filing by the Reorganized Debtors of any tax returns, claims for refunds, or other tax filings, and any tax proceedings, to the extent relating to any transfers to, distributions by, or the operations of the Fire Victim Trust.

(c)          The Fire Victim Trustee may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the Fire Victim Trust through the termination of the Fire Victim Trust.

Release Amendments:	None of the releases or exculpation provisions in the Amended Plan shall release any party for which a claim or cause of action is assigned to the Fire Victims Trust.

Conditions to Effectiveness:
The Confirmation Order, in form and substance reasonably acceptable to the Plan Proponents and the Requisite Consenting Fire Claimant Professionals, shall have been entered by the Bankruptcy Court no later than the June 30, 2020 date set forth in section 3292(b) of the Wildfire Legislation (A.B. 1054) or any extension of such date;

All definitive documents relating to the Plan, capitalization, equity and debt financing shall be in form and substance reasonably acceptable to the Plan Proponents and the Requisite Consenting Fire Claimant Professionals;

No parties other than holders of Fire Victim Claims shall have a right, or involvement in, the Fire Victim Claim Resolution Procedures, the Fire Victim Trust Agreement, the administration of the Fire Victims Trust, the selection of a trustee, settlement fund administrator, claims administrator, or a trust oversight committee.  The Fire Victim Claims shall be administered by a Fire Victim Trust and a settlement oversight committee independent of the Debtors.  The Fire Victim Claims shall be

8

administered, allocated and distributed in accordance with applicable ethical rules and subject to adequate informed consent procedures.  The Fire Victim Trustee shall receive settlement allocations consistent with model rule 1.8 g.  The rules and procedures governing the administration and allocation of the funds from the Fire Victim Trust shall be objectively applied and transparent.  The Debtors, creditors (other than holders of Fire Victim Claims), or any other party (other than holders of Fire Victim Claims), shall have no rights to any of the proceeds in the trust, nor any clawback or reversion interest of any of the monies allocated to any of the holders of Fire Victim Claims generally or in the total amount funded to the trust.

9

EXHIBIT A

Fires

1.	Butte Fire (2015)
2.	North Bay Wildfires (2017)
	a.	LaPorte
	b.	McCourtney
	c.	Lobo
	d.	Honey
	e.	Redwood / Potter Valley
	f.	Sulphur
	g.	Cherokee
	h.	37
	i.	Blue
	j.	Pocket
	k.	Atlas
	l.	Cascade
	m.	Nuns
	n.	Adobe
	o.	Norrbom
	p.	Pressley
	q.	Patrick
	r.	Pythian / Oakmont
	s.	Maacama
	t.	Tubbs
	u.	Point
	v.	Sullivan
3.	Camp Fire (2018)
4.	Ghost Ship Fire (2016)

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EXHIBIT B

FORM OF JOINDER AGREEMENT

This Joinder Agreement to the Agreement, dated as of [_______], (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between PG&E Corporation (“PG&E Corp.”) and Pacific Gas and Electric Company (the “Utility”), as debtors and debtors in possession (collectively, the “Company” or the “Debtors”), the TCC and the Consenting Fire Claimant Professionals is executed and delivered by ___________________________ (the “Joining Party”) as of ______________, 2019. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.  Agreement to Be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be a “Consenting Fire Claimant Professional,” and “Party” for all purposes under the Agreement.

2.  Representations and Warranties.  With respect to the aggregate principal amount of the Claims set forth below his, her or its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of a Consenting Fire Claimant Professional, as applicable, and Joining Party has the power and authority to execute this Joinder Agreement.

3.  Governing Law.  This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to any conflict of law provisions that would require the application of the law of any other jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

By:
Name:
Title:

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

COMPANY

By:
Name:
Title: